Exhibit 99.1

Mannatech Reports Third Quarter 2016 Financial Results

(COPPELL, Texas) November 8, 2016 — Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its third quarter 2016.

Third Quarter Results

Third quarter net sales for 2016 were $48.1 million, an increase of $4.2 million or 9.8% as compared to $43.9 million in the third quarter of 2015. Our net sales increased 6.8% on a constant dollar basis (see Non-GAAP Financial Measure disclosures below). Income from operations was $0.5 million for the third quarter 2016, as compared to $2.2 million income in the same period in 2015. Net income was $1.3 million, or $0.46 per diluted share, for the third quarter of 2016, as compared to $0.1 million net income, or $0.03 per diluted share, for the third quarter of 2015. During the third quarter, our operations outside of the Americas accounted for approximately 60.5% of our consolidated net sales.

Third quarter 2016 Asia/Pacific net sales increased by $3.5 million, or 15.9%, to $25.5 million. During this period, the launch of new products and promotions in Asia/Pacific increased net sales by $2.9 million and the loyalty program increased net sales by $0.4 million, as compared to the same period in 2015. Foreign currency exchange had a $1.6 million positive impact on revenue during the period, as compared to the same period in 2015. The currency impact is primarily due to the strengthening of the Korean Won, Australian Dollar, New Zealand Dollar, Singapore Dollar, Taiwanese Dollar, and Japanese Yen partially offset by the weakening of the Hong Kong Dollar. Revenue per active independent associate and member increased by 11.4% during the third quarter, as compared to the same period in 2015.

Third quarter 2016 net sales for Europe, the Middle East and Africa, or EMEA, decreased by $0.5 million to $3.6 million, as compared to the same period in 2015; foreign currency exchange had the effect of decreasing our EMEA revenue by $0.3 million during this period. The currency impact is primarily due to the weakening of the South Africa Rand and British Pound. Active associates and members increased 7.2% as compared to the same period in 2015. The launch of new products and promotions in EMEA increased net sales by $0.2 million, as compared to the same period in 2015.

For the three months ended September 30, 2016, net sales in the Americas increased by $1.2 million, or 6.7%, to $19.0 million, as compared to the same period in 2015. During the third quarter 2016, the launch of new products and promotions increased net sales by $1.0 million and the loyalty program increased net sales by $0.1 million, as compared to the same period in 2015.

The approximate number of new and continuing independent associate and member positions held by individuals in Mannatech’s network and associated with purchases of our packs or products during the 12-month period ended September 30, 2016 and 2015 were approximately 221,000.

Selling and administrative expenses for the third quarter of 2016 increased by $0.9 million, as compared to the same period in 2015. The increase is attributed to payroll costs, warehousing, and marketing costs. Human resource (HR) costs increased $0.1 million due to hiring for our potential entry into the China market. Also impacting HR costs in the third quarter 2016 is $0.4 million of severance costs, as compared to a $0.7 million of severance costs in the third quarter of 2015. Selling and administrative expenses were also impacted by a $0.4 million increase in marketing related costs, and a $0.2 million increase in warehouse charges.

Other operating costs, which include professional fees, travel and entertainment, bad debt, credit card processing fees, and other miscellaneous operating expenses, increased by $1.4 million for the three months ended September 30, 2016, as compared to the same period in 2015. The increase in other operating costs was due to a $0.7 million increase in legal and consulting fees as we continue to explore expansion into new markets, transform our supply chain and defend our patents, a $0.1 million increase in research and development costs, a $0.1 million increase in credit card fees, a $0.1 million increase in travel and entertainment costs, and a $0.4 million charge from a partial write-down of the value of internally developed back office software.

Mannatech’s cash and cash equivalents increased by approximately $6.3 million to a balance of $38.3 million at September 30, 2016 as compared to $32.0 million at December 31, 2015. Our inventory balance at September 30, 2016 was $10.4 million, compared to $9.2 million at December 31, 2015. Our accounts payable balance at September 30, 2016 increased to $5.2 million, compared to $2.7 million at December 31, 2015, due to the purchase of inventory. At September 30, 2015, our commission payable increased to $11.3 million from $6.8 million at December 31, 2015 due to the timing of our commission payments. During the third quarter of 2016, we paid a $0.3 million dividend and repurchased 9,009 shares of our common stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, November 9, 2016 at 9 a.m. CST, 10 a.m. EST. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 98996316.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS	September 30, 2016 (unaudited)	December 31, 2015
Cash and cash equivalents	$38,311	$31,994
Restricted cash	1,513	1,511
Accounts receivable, net	72	369
Income tax receivable	16	4
Inventories, net	10,394	9,199
Prepaid expenses and other current assets	2,919	2,905
Deferred commissions	3,742	3,443
Deferred tax assets, net	27	460
Total current assets	56,994	49,885
Property and equipment, net	3,670	3,848
Construction in progress	926	839
Long-term restricted cash	7,040	6,586
Other assets	4,451	3,759
Long-term deferred tax assets, net	4,708	3,725
Total assets	$77,789	$68,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$379	$447
Accounts payable	5,188	2,683
Accrued expenses	5,112	6,221
Commissions and incentives payable	11,277	6,818
Taxes payable	538	736
Current deferred tax liability	85	84
Current notes payable	805	713
Deferred revenue	9,640	8,677
Total current liabilities	33,024	26,379
Capital leases, excluding current portion	346	612
Long-term deferred tax liabilities	26	24
Long-term notes payable	706	1,069
Other long-term liabilities	1,648	1,994
Total liabilities	35,750	30,078

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,764,963 shares issued and 2,686,868 shares outstanding as of September 30, 2016 and 2,773,972 shares issued and 2,682,078 shares outstanding as of December 31, 2015	—	—
Additional paid-in capital	39,164	40,494
Retained earnings	8,798	8,589
Accumulated other comprehensive income	3,597	686
Treasury stock, at average cost, 78,095 shares as of September 30, 2016 and 91,894 shares as of December 31, 2015, respectively	(9,520)	(11,205)
Total shareholders’ equity	42,039	38,564
Total liabilities and shareholders’ equity	$77,789	$68,642

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net sales	$48,146	$43,860	$137,664	$134,956
Cost of sales	9,736	8,253	28,225	25,076
Gross profit	38,410	35,607	109,439	109,880

Operating expenses:
Commissions and incentives	19,985	17,867	56,019	54,296
Selling and administrative expenses	9,877	9,001	28,199	26,412
Depreciation and amortization	507	433	1,427	1,324
Other operating costs	7,534	6,072	22,863	18,493
Total operating expenses	37,903	33,373	108,508	100,525

Income from operations	507	2,234	931	9,355
Interest income	(16)	93	(5)	154
Other expense, net	232	(2,418)	(471)	(3,802)
Income (loss) before income taxes	723	(91)	455	5,707

Provision for income taxes	562	159	90	(1,397)
Net income (loss)	$1,285	$68	$545	$4,310

Earnings (loss) per common share:
Basic	$0.47	$0.03	$0.20	$1.61
Diluted	$0.46	$0.03	$0.19	$1.58

Weighted-average common shares outstanding:
Basic	2,706	2,681	2,703	2,679
Diluted	2,818	2,721	2,812	2,727

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.  We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures.  We believe these measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three-month period ended (in millions, except percentages)	September 30, 2016		September 30, 2015	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$48.1	$46.9	$43.9	$3.0	6.8%
Product	39.8	38.8	35.3	3.5	9.9%
Pack	6.9	6.7	7.1	(0.4)	(5.6)%
Other	1.4	1.4	1.5	(0.1)	(6.7)%
Gross Profit	38.4	37.4	35.6	1.8	5.1%
Income from Operations	0.5	0.2	2.2	(2.0)	(90.9)%

Nine-month period ended (in millions, except percentages)	September 30, 2016		September 30, 2015	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$137.7	$139.9	$135.0	$4.9	3.6%
Product	113.6	115.3	105.8	9.5	9.0%
Pack	20.2	20.7	24.9	(4.2)	(16.9)%
Other	3.9	3.9	4.3	(0.4)	(9.3)%
Gross Profit	109.4	110.9	109.9	1.0	0.9%
Income from Operations	0.9	1.0	9.4	(8.4)	(89.4)%

The approximate number of new and continuing positions held by independent associates and members who purchased our packs or products during the twelve months ended September 30, 2016 and 2015 were as follows:

	2016		2015
New	99,000	44.8%	97,000	43.9%
Continuing	122,000	55.2%	124,000	56.1%
Total	221,000	100.0%	221,000	100.0%

About Mannatech
Mannatech, Incorporated offers a full body wellness experience through its global network of independent associates and members. With more than 20 years of experience and operations in more than 25 countries, Mannatech is committed to transforming lives. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as ““may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com